                                                                    Exhibit 99.1


                                                                          [LOGO]


                                      Media contact:       DIRECTV Latin America
                                                      Carmen Hiers, 954-958-3212

             DIRECTV LATIN AMERICA, LLC FILES PLAN OF REORGANIZATION

FORT LAUDERDALE, FL - December 11, 2003 - DIRECTV Latin America, LLC ("the Company") today announced the filing of its proposed Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court in Wilmington, Delaware. This action represents an important milestone in the Company's reorganization as it remains on schedule to emerge from the Chapter 11 process in early 2004.

As previously reported, the Company filed for Chapter 11 in March 2003 in order to aggressively address its financial and operational challenges. The filing applied only to the U.S. entity and did not include any of the operating companies in Latin America and the Caribbean, which have continued regular operations. DIRECTV(TM) is a leading pay television service in Latin America and the Caribbean with approximately 1.5 million subscribers in 28 countries.

The proposed Plan of Reorganization reflects an agreement reached between the Company, its majority owner, Hughes Electronics Corporation ("HUGHES"), and the official committee of unsecured creditors (the "Creditors' Committee"). The Creditors' Committee has informed the Company that it has concluded that confirmation of the Plan is in the best interest of creditors and is substantially better than any potential alternatives to the Plan. Accordingly, the Creditors' Committee has endorsed the Plan and recommends that creditors vote to accept it.

"We are very pleased to have reached this important stage of the reorganization process with the support of our Creditors' Committee and to be on track to emerge from Chapter 11 as planned in early 2004," said Larry N. Chapman, President and Chief Operating Officer of the Company. "The actions we have taken during the course of the Chapter 11 reorganization, together with other profit-enhancing initiatives that are underway, will strengthen DIRECTV Latin America and ensure we are able to continue to offer our customers outstanding programming and entertainment."

In broad terms, the proposed Plan contemplates that the Company will continue to exist as a Delaware limited liability company whose members will be HUGHES and Darlene

Investments LLC ("Darlene"), an affiliate of the Cisneros Group of Companies. Holders of allowed general unsecured claims will receive cash distributions equal to 20 percent of their allowed claims. These distributions will be funded from the Company's operating cash flow and a new credit facility to be provided by HUGHES. The reorganized Company will also use this exit funding to help fund its ongoing business expenses upon emergence from the reorganization process. Final details of the new credit facility are subject to agreement by the Company, HUGHES and the Creditor's Committee.

Under the proposed Plan, HUGHES will receive more than 80 percent of the reorganized Company's equity upon its emergence from Chapter 11 in consideration of its allowed claim for debtor-in-possession financing, as well as for assets to be contributed to the reorganized Company and certain other claims. Darlene will receive a minority share of the equity in consideration of assets to be contributed to the reorganized Company.

Hughes and Darlene's contributions to the reorganized Company will include their respective ownership interests in certain operating companies and related entities and certain debts owed to them by such entities. This "roll-up," which will occur upon the Company's emergence from Chapter 11, will consolidate the Company's ownership of the largest operating companies and is expected to simplify its corporate structure considerably.

In late November 2003, the Company filed a motion to assume restructured contracts with six of its most critical suppliers of programming: HBO Ole, Distribution I, A.V.V.; MTV Networks Latin America, LLC; LAPTV Atlanta Partners; Turner Broadcasting System Latin America, Inc.; ESPN, Inc; and Discovery Latin America, LLC. In addition, as part of an overall settlement of claims arising from the rejection of certain previous programming agreements, the Company has signed new license agreements with INFRONT WM (formerly known as Kirch Media WM
GmbH) for rights to broadcast the 2006 World Cup Soccer tournament and with Buena Vista International, Inc. to resume broadcast of the Disney Channel as part of its "basic" programming package. These programming agreements will result in substantial reductions to the Company's ongoing programming costs and are important components of its reorganization.

The Disclosure Statement filed today includes an overview of the Company's five-year business plan, in which its region-wide subscriber base is projected to increase from approximately 1.5 million subscribers at the end of 2003 to 3 million at the end of 2008. The business plan also projects that the Company will begin to generate positive cash flow in 2005.

A court hearing to review the adequacy of the Disclosure Statement is expected to occur on January 9, 2004. Bankruptcy law does not permit solicitation of acceptances of the Plan of Reorganization until the Court approves the Disclosure Statement. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan of Reorganization.

About DIRECTV Latin America

DIRECTV is a leading direct-to-home satellite television service in Latin America and the Caribbean. Currently, the service reaches approximately 1.5 million customers in the region, in a total of 28 markets. DIRECTV is currently available in: Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Puerto Rico, Trinidad & Tobago, Uruguay, Venezuela and several Caribbean island nations.

DIRECTV Latin America, LLC is a multinational company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation, Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies, and an affiliate of Grupo Clarin. DIRECTV Latin America and its principal operating companies have offices in Buenos Aires, Argentina; Sao Paulo, Brazil; Cali, Colombia; Mexico City, Mexico; Carolina, Puerto Rico; Fort Lauderdale, USA; and Caracas, Venezuela. For more information on DIRECTV Latin America please visit www.directvla.com.

Hughes Electronics Corporation, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

                                      # # #

                                       3